EXHIBIT 99.2

Press Release	For Further Information: Broadbent Vice President, Investor Relations & Marketing (203) 775-9000 pbroadbent@photronics.com

Photronics Promotes Dr. Peter Kirlin to
Chief Executive Officer
Industry Veteran Provides Wealth of Technology and
Market Insight, Strong Leadership and Strategic Continuity

Chairman and CEO Constantine (“Deno”) Macricostas
to Become Executive Chairman

BROOKFIELD, Connecticut    March 25, 2015 — Photronics, Inc. (Nasdaq:PLAB), a worldwide leader in supplying innovative imaging technology solutions for the global electronics industry, today announced that as part of a long-term succession planning process, Dr. Peter Kirlin has been promoted from President to Chief Executive Officer, effective May 4, 2015 and will join the Company’s Board of Directors. Constantine (“Deno”) Macricostas, Photronics’ current Chairman and CEO, will continue on the Board of Directors as Executive Chairman.

“Peter Kirlin is the ideal choice to lead Photronics, following his highly successful role as the Company’s President,” said Macricostas. “Peter has demonstrated strong leadership skills, keen market insight and a deep commitment to providing superior service to our customers. Those attributes, coupled with his deep understanding of Photronics’ technology roadmap, will enable Peter to drive the continued execution of our growth strategy. I am thrilled to be succeeded as CEO by someone who shares the same commitment to Photronics’ vision, mission and values, and I look forward to working with Peter and his team as Executive Chairman.”

“I am enthusiastic about the opportunity to take the reins as Chief Executive Officer of Photronics,” said Kirlin. “We have the most advanced technology in the market and we are well positioned to capitalize on significant long-term growth opportunities. I look forward to continuing to work with an outstanding team across the Company as we execute on our growth strategy and focus on enhancing shareholder value.”

Dr. Kirlin was promoted to President of Photronics in 2013 after having served as Senior Vice President - U.S. & Europe since joining the Company in 2008. Prior to Photronics, Peter spent 25 years in leadership positions in the photomask and semiconductor industries, including Vice President of Business Development at Entegris, Chairman and Chief Executive Officer of DuPont Photomasks, and Group Vice President of ATMI. Dr. Kirlin was also Executive Chairman of privately-held Akrion, Inc. He earned his Ph.D. in Chemical Engineering from the University of Delaware and a Bachelor of Science degree in Chemical Engineering from Pennsylvania State University.

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Photronics is a leading worldwide manufacturer of photomasks. Photomasks are high precision quartz plates that contain microscopic images of electronic circuits. A key element in the manufacture of semiconductors and flat panel displays, photomasks are used to transfer circuit patterns onto semiconductor wafers and flat panel substrates during the fabrication of integrated circuits, a variety of flat panel displays and, to a lesser extent, other types of electrical and optical components. They are produced in accordance with product designs provided by customers at strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the Company can be accessed at www.photronics.com

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements made by or on behalf of Photronics, Inc. and its subsidiaries (the Company). The forward-looking statements contained in this press release and other parts of Photronics’ web site involve risks and uncertainties that may affect the Company’s operations, markets, products, services, prices, and other factors. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental, and technological factors as well as decisions we may make in the future regarding our business, capital structure and other matters. These forward-looking statements generally can be identified by phrases such as “believes”, “expects”, “anticipates”, “plans”, “projects”, “could”, “estimate”, “intend”, “may”, “will” and similar expressions.  Accordingly, there is no assurance that the Company’s expectations will be realized. For a fuller discussion of the factors that may affect the Company's operations, see "Forward Looking Statements" in the Company's Quarterly and Annual Reports to the Securities and Exchange Commission on Forms 10-Q and 10-K. The Company assumes no obligation to provide revisions to any forward-looking statements.

09-2015

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